EXHIBIT 10 (ii)

                                                     June 19, 1995


[Employee]
[Address]

         Re:   SBSB Properties Limited Partnership

Dear [Employee]:

         This letter will confirm the agreement reached between you and South Boston Savings Bank (the "Bank") concerning SBSB Properties Limited Partnership (the "Partnership").

         1. The Bank will pay you $_________, less legally-required deductions for FICA, taxes, etc., in complete and final settlement of any and all causes of action or claims that you have had, now have or may hereafter have, in any way related to or arising out of or in connection with the Partnership, the creation of the Partnership, the operation of the Partnership, the disposition of the Partnership's properties and assets, and the winding up of the Partnership, pursuant to any agreement (including the Partnership agreement and any amendments thereto) or any federal, state or local laws, regulations, executive orders or other requirements, including without limitation Massachusetts General Laws c. 151B ("Unlawful Discrimination"), Massachusetts General Laws c. 93, ss. 102 ("Equal Rights"), Massachusetts General Laws c. 12, ss.11H and 11I ("Civil Rights"), Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Older Workers Benefit Protection Act, the Rehabilitation Act of 1973, the Americans With Disabilities Act, and the Age Discrimination in Employment Act of 1967, all as they may have been amended.

         2. In consideration of the payment that you will receive under this letter agreement, you hereby release and forever discharge the Bank, its past, present and future parents, subsidiaries and affiliates, the Partnership, and their respective past, present and future parents, subsidiaries and affiliates, and their respective past, present and future stockholders, partners, directors, officers, agents, employees, successors and assigns, both individually and in their official capacities, from any and all such causes of action or claims, and you hereby agree that neither you nor any of your heirs or personal representatives will ever assert in any forum any such cause of action or claim (except for a cause of action or claim for enforcement of an express commitment by the Bank under the terms of this letter agreement).

         3. This letter agreement constitutes the entire agreement between you and the Bank (and supersedes any prior written or oral communications) with respect to the Partnership and all matters directly or indirectly related to the Partnership.

         The offer made by this letter will expire if not accepted by June 26, 1995.

         In signing this letter agreement, you acknowledge that you understand its provisions, that your agreement is knowing and voluntary, that you have been afforded a full and reasonable opportunity to consider its terms and to consult with or seek advice from any person of your choosing, and that you have been advised by the Bank to consult with an attorney prior to executing this letter agreement.

         If the foregoing is in accordance with your understanding, please sign and return the enclosed copy of this letter, whereupon this letter and such copy will constitute a binding agreement between you and the Bank on the basis set forth above. This offer will expire if not accepted by June 26, 1995.

                                        Very truly yours,

                                        SOUTH BOSTON SAVINGS BANK



                                        By____________________________

ACCEPTED AND AGREED:



---------------------------
[Employee]

Date: